EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 6, 2017, relating to the consolidated financial statements and financial statement schedule of Photronics, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Photronics, Inc. and subsidiaries for the year ended October 30, 2016.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
May 4, 2017